Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259895

Prospectus Supplement No. 1

to Prospectus dated August 5, 2022

Li-Cycle Holdings Corp.

Secondary Offering of

84,351,553 Common Shares

This Prospectus Supplement No. 1 supplements the Prospectus dated August 5, 2022 (the “Prospectus”) of Li-Cycle Holdings Corp., an Ontario corporation (“we” or the “Company”), that forms a part of the Company’s Registration Statement on Form F-1 (File No. 333-259895). This Prospectus Supplement No. 1 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on August 8, 2022. This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Investing in our common shares involves a high degree of risk. Before buying any common shares, you should carefully read the discussion of material risks of investing in our common shares in the section titled “Risk Factors” beginning on page 15 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these common shares or passed on the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 8, 2022

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August, 2022.

Commission File Number 001-40733

LI-CYCLE HOLDINGS CORP.

Li-Cycle Holdings Corp.

207 Queen’s Quay West, Suite 590

Toronto, ON M5J 1A7

(877) 542-9253

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒             Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Director Appointment

On August 8, 2022, the Board of Directors (the “Board”) of Li-Cycle Holdings Corp. (the “Company”) appointed Jacqueline Dedo to serve as an independent director on the Company’s Board, effective immediately.

Ms. Dedo, 61, has more than 40 years of experience across a variety of functions and verticals in the automotive industry, with a focus on strategy development and creating customer value. She is co-founder of Aware Mobility, LLC, an organization focused on Mobility Platforms and Ecosystem enablement through development, investing, partnering and application of both Electrified Propulsion and Connectivity tools, platforms and applications. She previously served as Chief Strategy and Supply Chain Officer for Dana Holding Corp. (NYSE: DAN). Ms. Dedo has also held various leadership positions at Piston Group, The Timken Company (NYSE: TKR), Motorola (NYSE:MSI), and Robert Bosch Corporation among others and has a proven background in managing full P&L responsibilities for major business units and entire companies responsible for up to $2 billion in revenue.

Ms. Dedo also has two decades of board membership experience. She currently sits on the board of directors of Cadillac Products Automotive Company, a private, internationally-recognized leader in the plastics converting industry and the Workhorse Group Inc. (Nasdaq: WKHS), an OEM for commercial electric delivery vehicles and delivery drones. Ms. Dedo earned her Bachelor of Science degree in electrical engineering from Kettering University in Flint, Michigan, has been involved in numerous charitable organizations, and has been honored on multiple occasions by Automotive News as one of the “Top 100 Leading Women in the Automotive Industry.”

The press release announcing Ms. Dedo’s appointment as director of the Company is included as Exhibit 99.1 to this report on Form 6-K.

Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release, dated August 8, 2022

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Name:	Ajay Kochhar
Title:	Chief Executive Officer and Director

Date: August 8, 2022

Exhibit 99.1

Li-Cycle Announces Appointment of Jacqueline Dedo to Board of Directors

Seasoned global executive brings more than 40 years of experience and deep automotive industry expertise

TORONTO, Ontario (August 8, 2022) – Li-Cycle Holdings Corp. (NYSE: LICY) (“Li-Cycle” or the “Company”), an industry leader in lithium-ion battery resource recovery and the leading lithium-ion battery recycler in North America, today announced that Jacqueline (“Jacqui”) Dedo, has been appointed to serve as an independent director on the Company’s Board of Directors (the “Board”), effective immediately. The Board is now comprised of nine directors.

“We’re thrilled to welcome Jacqui to Li-Cycle’s Board. She is a proven leader in the automotive industry and we look forward to leveraging her experience and insights as we continue to build a more circular supply chain for electric vehicle batteries,” said Ajay Kochhar, Li-Cycle co-founder and Chief Executive Officer. “As we indicated at our 2022 Annual Meeting, we are committed to enhancing the balance of independence, diversity and skills of the Board as Li-Cycle continues to execute on its growth strategy.”

“I am pleased to join Li-Cycle’s Board and look forward to working closely with the Company’s management team and Board members at a pivotal time for Li-Cycle’s strategy,” said Ms. Dedo. “Through its innovative Spoke & Hub network, Li-Cycle is helping bridge a crucial gap in the lithium-ion battery supply chain – the need for a localized and environmentally sustainable resource recovery solution that can meet accelerating global electrification demand.”

Ms. Dedo has more than 40 years of experience across a variety of functions and verticals in the automotive industry, with a focus on strategy development and creating customer value. She is co-founder of Aware Mobility, LLC, an organization focused on Mobility Platforms and Ecosystem enablement through development, investing, partnering and application of both Electrified Propulsion and Connectivity tools, platforms and applications. She previously served as Chief Strategy and Supply Chain Officer for Dana Holding Corp. (NYSE: DAN. Ms. Dedo has also held various leadership positions at Piston Group, The Timken Company (NYSE: TKR), Motorola (NYSE:MSI), and Robert Bosch Corporation among others and has a proven background in managing full P&L responsibilities for major business units and entire companies responsible for up to $2 billion in revenue.

Ms. Dedo also has two decades of board membership experience. She currently sits on the Board of Directors of Cadillac Products Automotive Company, a private, internationally-recognized leader in the plastics converting industry, and the Workhorse Group Inc. (Nasdaq: WKHS), an OEM for commercial electric delivery vehicles and delivery drones. Ms. Dedo earned her Bachelor of Science degree in electrical engineering from Kettering University in Flint, Michigan, has been involved in numerous charitable organizations, and has been honored on multiple occasions by Automotive News as one of the “Top 100 Leading Women in the Automotive Industry.”

1

About Li-Cycle Holdings Corp.

Li-Cycle (NYSE: LICY) is on a mission to leverage its innovative Spoke & Hub Technologies™ to provide a customer-centric, end-of-life solution for lithium-ion batteries, while creating a secondary supply of critical battery materials. Lithium-ion rechargeable batteries are increasingly powering our world in automotive, energy storage, consumer electronics, and other industrial and household applications. The world needs improved technology and supply chain innovations to better manage battery manufacturing waste and end-of-life batteries and to meet the rapidly growing demand for critical and scarce battery-grade raw materials through a closed-loop solution. For more information, visit https://li-cycle.com/.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release may be considered “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, as amended, Section 21 of the U.S. Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws. Forward-looking statements may generally be identified by the use of words such as “believe”, “may”, “will”, “continue”, “anticipate”, “intend”, “expect”, “should”, “would”, “could”, “plan”, “potential”, “future”, “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. These statements are based on various assumptions, whether or not identified in this press release, made by Li-Cycle management. There can be no assurance that such assumptions will prove to be correct and, as a result, actual results or events may differ materially from expectations expressed in or implied by the forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Li-Cycle, and which may cause actual results to differ materially from the forward-looking information.

Li-Cycle identifies the principal risks and uncertainties that affect its performance and the assumptions upon which the forward-looking information is based in the sections entitled “Risk Factors” and “Key Factors Affecting Li-Cycle’s Performance” in its Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission and the Ontario Securities Commission in Canada on January 31, 2022

Li-Cycle assumes no obligation to update or revise any forward-looking statements, except as required by applicable laws. These forward-looking statements should not be relied upon as representing Li-Cycle’s assessments as of any date subsequent to the date of this press release.

Contacts

Investor Relations

Nahla A. Azmy

investors@li-cycle.com

Press

Kunal Phalpher

media@li-cycle.com

# # #

2